Exhibit 99.5

For more information, contact: Alaska Communications Systems Group, Inc. Kevin P. Hemenway Chief Financial Officer (907) 297-3000 www.acsalaska.com	the blueshirt group Chris Danne, Brinlea Johnson (415) 217-7722 chris@blueshirtgroup.com brinlea@blueshirtgroup.com

ALASKA COMMUNICATIONS SYSTEMS REPORTS FIRST QUARTER RESULTS

ANCHORAGE, Alaska—Alaska Communications Systems Group, Inc. (“ACS”) (Nasdaq:ALSK) today reported financial results for the first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 increased to $83.7 million compared to $82.0 million in the same period last year. EBITDA from continuing operations for the first quarter was $30.1 million, which compares to $32.3 million for the same period last year. During the quarter, ACS recorded a non-cash charge on a loss on disposal of assets of approximately $750,000. Including this non-cash charge, the Company reported a net loss of $6.6 million, or $0.21 per share, which compares to a net loss of $112.6 million, or $3.55 per share for the same period in 2002. First quarter 2002 results included a $105.4 million charge that reduced the carrying value of the Company’s goodwill.

“In the first quarter, we experienced strong year-over-year growth in wireless and broadband and our continued focus on cost controls resulted in positive cash flow of almost $12 million,” commented Chuck Robinson, Chairman and CEO of ACS. “At the same time, we continue to experience decreasing year-over-year revenues in our local telephone businesses and a major line loss to UNE-P lines. These lines, which require practically no investment on the part of our competition, give our competitor an even greater cost advantage in the marketplace. Given the competitive dynamics of our market, we will continue to aggressively lower our costs and seek regulatory solutions to create a more balanced competitive environment.”

“Cash operating expenses were down by $800,000 sequentially, as we continued to focus on cost management efforts,” commented Kevin P. Hemenway, Senior Vice President and CFO of ACS. “Additionally, we effectively managed our capital expenditures, reducing them by over $6 million from the prior year period. Due to these efforts and our strong wireless EBITDA margins of 36.5%, we were able to generate $11.8 million in cash during the quarter and freed up another $3.1 million from restricted cash.”

Quarter Summary

•	Local telephone revenues for the first quarter were essentially flat on a sequential basis, but decreased by $1.3 million year-over-year. Due to the effect of the Company’s aggressive cost reduction program, normalized local telephone EBITDA margins increased to 48.4% from 47.6% for the same period last year.

•	Access lines ended at 335,457, a year-over-year increase of 4,799. The Company benefited from the addition of 14,910 access lines related to its State of Alaska contract and other new enterprise customers, partially offset by erosion in its access line base from competitive bypass and elimination of second lines as customers move to broadband solutions.

•	Local network service revenues were down 5.9% year-over-year, primarily reflecting the impact of competition.

•	Access revenues were flat compared to the previous year.

•	Deregulated and other revenues were up 3.6% from last year.

•	Cellular revenues grew by an impressive 10.4% from the prior year period in the seasonally challenging first quarter. The Company maintained its subscriber base in what has historically been the slowest quarter for net adds, adding over 2,600 from the prior year period while improving ARPU (Average Revenue per Unit) by $2.83 to $41.88 from the same period last year.

•	Directory business. On March 6th, 2003, ACS filed a preliminary prospectus with Canadian securities regulators in connection with a proposed Canadian public offering of its directories business.

•	Internet revenues were up modestly sequentially and 63.9% year-over-year. This reflects the success of the Company’s DSL rollout and increased revenues from the Company’s State of Alaska contract and other private network customers. ACS ended the quarter with over 13,000 DSL subscribers, an increase of approximately 1,300 subscribers on a sequential basis.

•	Interexchange revenues were essentially flat from the preceding quarter and EBITDA margins improved. The Company groomed its database to remove inactive subscribers, leading to a year-over-year decrease of 8,800 subscribers in preparation for bringing long distance billing in-house. This billing conversion will generate annualized cost savings of approximately $600,000 and improve service to the Company’s customer base.

•	Operating expenses for the quarter, before depreciation and amortization and the loss on disposal of assets, improved by over $800,000 on a sequential basis as the Company continued to focus on costs controls in a difficult telecommunications and regulatory environment. These improvements were partially offset by continued expenses on the Company’s State of Alaska contract.

As of March 31, 2003, ACS had unrestricted cash of $33.5 million, a sequential increase of $11.8 million, and an undrawn line of credit of $75 million.

ACS will host a conference call at 5:00 P.M. Eastern time today to discuss the first quarter results. The access dial-in number for the call is (800) 218-9073 for domestic callers or (303) 262-2076 for international callers. In order to ensure participation by phone, please dial-in 10 minutes prior to the scheduled start time. The Webcast will be available live from the Company’s Investor website at www.alsk.com. An audio replay of the call will also be available two hours after the call for a period of 48 hours by dialing 800-405-2236 and entering the passcode 533605.

About Alaska Communications Systems — ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. ACS currently serves approximately 335,000 access lines, 82,000 cellular customers, 58,000 long distance customers and 45,000 Internet customers throughout the State. More information can be found on the Company’s website at http://www.alsk.com.

In addition to historical information, this release includes forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of Alaska Communications. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: rapid technological developments and changes in the telecommunications industries; ongoing deregulation in the telecommunications industry as a result of the Telecommunications Act of 1996 and other similar federal and state legislation and the federal and state rules and regulations enacted pursuant to that legislation; regulatory limitations on the Company’s ability to change its pricing for communications services; the possible future unavailability of SFAS No. 71 to the Company’s wireline subsidiaries; and possible changes in the demand for the Company’s products and services. In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) changes in general industry and market conditions and growth rates; changes in interest rates or other general national, regional or local economic conditions; governmental and public policy changes; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States of America; and the continued availability of financing in the amounts, at the terms and on the conditions necessary to support the Company’s future business. These and other uncertainties related to the Company’s business are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. The information contained in this release is as of April 24, 2003. The Company undertakes no obligation to update or revise any of this information whether as a result of new information, future events or developments, or otherwise.

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2003 and 2002
(Unaudited, in Thousands, Except per Share Amounts)

	Three Months Ended
	March 31,

	2003	2002

Operating revenues:
Local telephone	$54,001	$55,322
Wireless	10,330	9,355
Directory	8,278	8,641
Internet	6,296	3,842
Interexchange	4,766	4,850

Total operating revenues	83,671	82,010
Operating expenses:
Local telephone	27,847	28,998
Wireless	6,564	6,042
Directory	3,449	3,426
Internet	9,276	5,128
Interexchange	6,589	6,615
Depreciation and amortization	22,600	19,259
Loss on disposal of assets, net	746	—

Total operating expenses	77,071	69,468

Operating income	6,600	12,542
Other income and expense:
Interest expense	(13,329)	(13,386)
Interest income and other	192	500

Total other income (expense)	(13,137)	(12,886)

Loss before income taxes	(6,537)	(344)
Income tax benefit	—	—

Loss from continuing operations	(6,537)	(344)
Loss from discontinued operations, net of tax	(52)	(6,872)

Loss before cumulative effect of change in accounting principle	(6,589)	(7,216)
Cumulative effect of change in accounting principle, net of tax	—	(105,350)

Net loss	$(6,589)	$(112,566)

Loss per share — basic and diluted:
Loss from continuing operations	(0.21)	(0.01)
Loss from discontinued operations, net of tax	(0.00)	(0.22)

Loss before cumulative effect of change in accounting principle	$(0.21)	$(0.23)
Cumulative effect of change in accounting principle, net of tax	—	(3.32)

Net loss	$(0.21)	$(3.55)

Weighted average shares outstanding:
Basic	30,653	31,743

Diluted	30,653	31,743

EBITDA from continuing operations	$30,138	$32,301

Note:    Certain reclassifications have been made to the 2002 data to conform with the current presentation.

Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	March 31,	December 31,
Assets	2003	2002

Current assets:
Cash and cash equivalents	$33,482	$18,565
Restricted cash	310	3,440
Accounts receivable-trade, net of allowance of $6,179 and $6,075	45,536	48,820
Materials and supplies	10,924	11,203
Prepayments and other current assets	5,091	6,172
Assets held for sale	—	261

Total current assets	95,343	88,461
Property, plant and equipment	1,094,131	1,090,365
Less: Accumulated depreciation and amortization	643,420	625,276

Property, plant and equipment, net	450,711	465,089
Goodwill	77,225	77,225
Intangible Assets	23,026	23,269
Debt issuance costs, net of amortization of $17,410 and $16,365	20,484	21,529
Deferred charges and other assets	26,030	26,047

Total assets	$692,819	$701,620

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$7,998	$5,649
Accounts payable-affiliate	1,624	1,319
Accounts payable, accrued and other current liabilities	45,596	49,796
Advance billings and customer deposits	9,852	9,804

Total current liabilities	65,070	66,568
Long-term obligations, net of current portion	601,859	602,114
Other deferred credits and long-term liabilities	31,227	32,930
Commitments and contingencies	—	—
Stockholders’ equity (deficit):
Preferred stock, no par, 5,000 authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 145,000 shares authorized, 33,481 and 33,481 shares issued and 30,555 and 30,745 outstanding, respectively	334	334
Treasury stock, 2,926 and 2,737 shares, respectively, at cost	(12,500)	(12,082)
Paid in capital in excess of par value	277,810	277,810
Accumulated deficit	(253,757)	(247,168)
Accumulated other comprehensive loss	(17,224)	(18,886)

Total stockholders’ equity (deficit)	(5,337)	8

Total liabilities and stockholders’ equity (deficit)	$692,819	$701,620

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF LOCAL TELEPHONE REVENUES
(Unaudited, in Thousands)

	Three Months Ended
	March 31,

	2003	2002

Local telephone revenues:
Local network service	$24,129	$25,644
Network access revenue	25,061	25,036
Deregulated and other	4,811	4,642

Local telephone revenues	$54,001	$55,322

Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, in Thousands)

	Three Months Ended
	March 31,

	2003	2002

Loss from continuing operations	$(6,537)	$(344)
Add (subtract):
Interest expense	13,329	13,386
Income tax benefit	—	—
Depreciation and amortization	22,600	19,259
Loss on disposal of assets, net	746	—

EBITDA from continuing operations	$30,138	$32,301

Note: EBITDA is presented as an additional means of evaluating the Company’s financial condition, liquidity and its ability to satisfy rating agency and creditor requirements. The Company incurs significant non-cash charges, including depreciation and amortization, related to the capital assets utilized in its operations. EBITDA is a central measure used in the Company’s compliance with debt covenants related to its senior credit facility. EBITDA as defined by the senior credit facility’s credit agreement is net income before interest expense, provisions for taxes, depreciation expense, amortization expense and other noncash charges. Using this information along with Net loss provides for a more complete analysis of results of operations. Net loss is the most directly comparable GAAP measure.

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS

	As of March 31,

	2003	2002

Local telephone:
Retail access lines	231,832	252,417
Wholesale access lines	19,619	24,537
UNE loop lines	64,821	53,704
UNE platform lines	4,275	—

Total local telephone access lines	320,547	330,658
Enterprise private network lines	14,910	—

Total access lines	335,457	330,658

Average local telephone access lines for the quarter	321,777	331,791
Average local telephone revenue per line for the quarter	$55.94	$55.58
Quarterly growth rate in total access lines	3.9%	-0.7%
Wireless
Covered population	478,413	471,863
Ending subscribers	82,225	79,599
Average subscribers for the quarter	82,223	79,860
Quarterly growth rate	0.0%	-0.7%
Activations for the quarter	4,076	3,513
Deactivations for the quarter	4,071	4,034
Penetration	17.2%	16.9%
Quarterly Minutes of use (000’s)	47,209	41,233
Average revenue per subscriber for the quarter	$41.88	$39.05
Long Distance:
Long distance subscribers	57,677	66,521
Quarterly Minutes of use (000’s)	37,848	37,888
Average subscribers for the quarter	63,839	66,113
Average revenue per subscriber for the quarter	$24.89	$24.45
Internet:
DSL subscribers	13,910	8,488
Dial-Up and other service subscribers	31,373	38,938

Total Internet subscribers	45,283	47,426

Average subscribers for the quarter	45,832	46,951
Average revenue per subscriber for the quarter	$26.01	$26.21